Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix’s TARGET 3 Study Examines the Safety and Efficacy of Repeat Treatment with Rifaximin 550 mg for Irritable Bowel Syndrome with Diarrhea

Study Results Presented at the American College of Gastroenterology (ACG) Scientific Meeting in Philadelphia on October 21st

RALEIGH, N.C. – October 21, 2014 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) announced today that Dr. Anthony Lembo of Beth Israel Deaconess Medical Center will present the results of TARGET 3 in a late-breaking podium presentation at the American College of Gastroenterology meeting. Previously, the company disclosed top-line information demonstrating the positive outcome of TARGET 3, a Phase 3 study of the efficacy and safety of repeat treatment with rifaximin 550 mg three times daily for 14 days in subjects with IBS-D that previously responded to an initial treatment course of rifaximin and subsequently experienced a recurrence of their IBS-D symptoms.

“IBS-D is a chronic condition that can significantly impact patients’ overall health and daily activities. Reliable symptom management may help patients return to a more normal lifestyle,” said Anthony Lembo, M.D., FACG, lead investigator of the study. “These data are promising because they show that repeat treatment courses of rifaximin 550 mg are efficacious and provide durability in symptom relief.”

Rifaximin is not currently approved for use in IBS-D and is currently under review by the FDA. A prescription drug user fee goal date (PDUFA) of February 28, 2015 has been assigned following Salix’s August 29, 2014 response to the FDA’s March 7, 2011 Complete Response Letter.

The TARGET 3 study was designed with both an open-label and a double-blind phase.

In the open-label phase of the study, subjects were assessed for their initial response and subsequent relapse following 2 weeks of open-label rifaximin therapy. In this phase, 42% of subjects responded based on the FDA-required composite endpoint of symptomatic relief in both abdominal pain and stool consistency. In regards to relapse following the initial treatment response, over one third of the subjects that responded to rifaximin never experienced relapse of their symptoms over the follow-up period. In addition to the 42% of the patients meeting the FDA-required composite endpoint, an additional 30% of open-label subjects obtained some relief as measured by meeting the responder criteria for either abdominal pain or stool consistency; however, these subjects did not qualify for further participation in the study and were not included in the double-blind phase evaluating the assessment of repeat treatment efficacy and safety.

In the double-blind phase, the primary objective of the study was to assess the efficacy and safety of repeat treatments of rifaximin compared to placebo. A statistically significant greater proportion of rifaximin treated subjects (as compared to placebo) responded to repeat treatment as assessed by the FDA-required composite primary endpoint of IBS-related abdominal pain and stool consistency during the 4 week treatment-free follow-up period (Primary Evaluation Period, or PEP) in the Double Blind Repeat Treatment Phase.

Key secondary endpoints evaluated the avoidance of subsequent symptom recurrence (in subjects with symptom relief) during the double-blind phase of the study. A significantly greater proportion of subjects receiving a total of two courses of rifaximin demonstrated persistent efficacy with no recurrence of symptoms over the entire 18-week double-blind phase (Key Secondary # 1). Also, a significantly greater proportion of subjects receiving a single course of rifaximin demonstrated durable efficacy with no recurrence of symptoms through the end of 12-weeks reflecting the first repeat treatment and subsequent maintenance phase (Key Secondary #2).

“We are excited to present these results at ACG. We believe that TARGET 3 provides compelling data about the reproducibility and durability of the symptomatic relief provided by a short-course of therapy with rifaximin 550 mg. We also believe that TARGET 3 should provide adequate information for the basis of the product labeling used to guide patients and their health care providers on how to administer repeat courses of rifaximin in patients with recurrence of their symptoms,” said William P. Forbes, PharmD, Executive Vice President, Medical, Research and Development, and Chief Development Officer of Salix Pharmaceuticals.

TARGET 3 Study Overview

TARGET 3 (T–Targeted, nonsystemic; A–Antibiotic; R–Rifaximin; G–Gut–selective; E–Evaluation of; T–Treatment for non–C IBS) enrolled patients with IBS-D (Rome III criteria)

who presented with severity scores of ≥ 3 for IBS-related abdominal pain (scale 0-10) and severity score of ≥ 3 for IBS-related bloating (scale 0-6), and experienced ≥ 2 days of stools with Bristol Stool Scale (BSS) Type 6 (loose) or 7 (watery) during the seven-day baseline prior to the open-label phase of the trial.

During the first phase of the study, all patients were treated with rifaximin 550 mg TID for two weeks, followed by a four-week treatment-free follow-up period to assess response to treatment. Adequate relief was defined as the proportion of patients who responded during ≥ 2 of four weeks for both abdominal pain (≥30% decrease from baseline in mean weekly pain score) and stool consistency (≥50% decrease from baseline in number of days/week with BSS Type 6 or 7).

Subjects responding to therapy during the initial phase of the trial were subsequently followed until they experienced recurrence of symptoms (up to 18 additional weeks). Patients who experienced recurrence (based on abdominal pain or stool consistency) were randomized to a double-blind, placebo-controlled, repeat treatments phase. Patients were retreated with rifaximin 550 mg TID or placebo for two weeks, followed by a four-week treatment-free follow-up evaluation period. Patients received an additional course of double-blind treatment 10 weeks after the first double-blind treatment.

Study Results

42% (n=1074 of 2579) of IBS-D patients were deemed responders from a two week treatment course of rifaximin 550 mg at the end of the 4-week treatment free follow-up period following the open-label phase. Of the 1074 patients who responded to rifaximin 550 mg, 36% (n=382) did not experience recurrent IBS-D symptoms when followed for up to 18 weeks following the initial two week treatment.

Of 692 patients who experienced recurrent IBS-D symptoms, 636 (mean age 46.8 years, 69% female) were randomized to receive rifaximin 550 mg TID (n=328) or placebo (n=308). Of note, the 636 patients entered into the double-blind phase presented with a lesser degree of symptom severity than at study entry for both abdominal pain and stool consistency.

The primary endpoint, based on abdominal pain or stool consistency, compared the proportion of responders between the rifaximin 550 mg repeat treatment and placebo group and significantly favored rifaximin 550 mg repeat treatment (33% vs. 25%, p=0.02). During the second double-blind repeat treatment phase, the percentage of responders was again statistically significant for rifaximin 550 mg vs. placebo-treated patients (37% vs. 29%, p=0.04). Adverse effects (AEs) were reported in 43% and 46% of patients taking rifaximin 550 mg and placebo, respectively.

The effects of rifaximin 550 mg on the gut microbiota in TARGET 3 were evaluated by two methods: traditional culture techniques and next-generation gene sequencing of stool samples collected from approximately 100 randomly selected subjects in the trial. The analysis of the effects of rifaximin 550 mg on the microbiome, culture and susceptibility on the gut microbiota revealed no evidence of bacterial sensitivity to other antibiotic classes, significant effects on pathogen emergence, pathogen susceptibility, or the general microbial population when compared to a single course of rifaximin 550 mg. Rifaximin 550 mg is a nonsystemic antibiotic which does not enter the bloodstream and works locally in the gut.

About IBS

Irritable bowel syndrome (IBS) is a chronic gastrointestinal disorder characterized by recurrent abdominal discomfort or pain that is accompanied by at least two of the following: relief by a bowel movement, change in frequency of stool, or change in consistency in stool. IBS is thought to affect approximately 45 million Americans, is nearly twice as common in women as men, and is most commonly found in people under the age of 45. IBS with diarrhea (IBS-D) afflicts one-third of all IBS patients, and 70% of IBS patients have a diarrheal component to their symptoms.

About Gut Microbiota

The significant influence of the gut microbiota on human physiology, functioning, and health has brought about a paradigm shift in understanding the pathophysiology of many human diseases, including IBS. Recent findings suggest that some IBS patients may have an alteration in their gastrointestinal flora. Therefore, there may be benefits of nonsystemic antibiotic-based therapies for IBS. With the completion of the TARGET 3 study, Salix now has a set of more than two billion data points of the microbiome in IBS patients.

About XIFAXAN 550 mg

Indication:

XIFAXAN® (rifaximin) 550 mg tablets are indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age.

Important Safety Information about XIFAXAN 550 mg

XIFAXAN® (rifaximin) 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

There is increased systemic exposure in patients with more severe hepatic dysfunction. The clinical trials were limited to patients with MELD scores < 25. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

Concomitant administration of drugs that are P-glycoprotein (P-gp) inhibitors with XIFAXAN can substantially increase the systemic exposure to XIFAXAN. Caution should be exercised when concomitant use of XIFAXAN and a P-gp inhibitor such as cyclosporine is needed. In patients with hepatic impairment, a potential additive effect of reduced metabolism and concomitant P-gp inhibitors may further increase the systemic exposure to XIFAXAN.

Based on animal data, XIFAXAN may cause fetal harm. Discontinue in nursing mothers after taking into account the importance of the drug to the mother.

The most common adverse reactions occurring in ≥ 10% of patients and at a higher incidence than placebo in the clinical study were peripheral edema (15%), nausea (14%), dizziness (13%), fatigue (12%), and ascites (11%).

XIFAXAN 550 mg is licensed by Alfa Wassermann S.p.A. to Salix Pharmaceuticals, Inc.

Please see complete Prescribing Information for XIFAXAN.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

The statements in this press release that are not historical fact are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from current expectations. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements and

Investigational NDAs, including risk that XIFAXAN (rifaximin) 550 mg will not receive the necessary regulatory approvals for Irritable Bowel Syndrome with Diarrhea; the risk that products, including XIFAXAN (rifaximin) 550 mg (if approved), will not be accepted by the market or otherwise be commercially successful; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; payer coverage for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions and other factors. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see Salix’s latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, Salix expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.